Exhibit J(i)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2006, relating to the financial statements and financial highlights which appears in the October 31, 2006 Annual Report to Shareholders of SunAmerica Focused Series, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

February 28, 2007